Exhibit 5.01

[Jones Day Letterhead]

August 12, 2008

Public Service Company of Colorado
1225 17th Street
Denver, Colorado 80202

Re:                               $300,000,000 in Aggregate Principal Amount of Public Service Company of Colorado’s 5.80% First Mortgage Bonds, Series No. 18 due 2018 and $300,000,000 in Aggregate Principal Amount of Public Service Company of Colorado’s 6.50% First Mortgage Bonds, Series No. 19 due 2038

Ladies and Gentlemen:

We have acted as counsel for Public Service Company of Colorado, a Colorado corporation (the “Company”), in connection with the issuance and sale of $300,000,000 aggregate principal amount of 5.80% First Mortgage Bonds, Series No. 18 due 2018 (the “Series No. 18 Bonds”) and $300,000,000 aggregate principal amount of 6.50% First Mortgage Bonds, Series No. 19 due 2038 of the Company (the “Series No. 19 Bonds” and, together with the Series No. 18 Bonds, the “Bonds”), pursuant to the Underwriting Agreement, dated as of August 6, 2008 (the “Underwriting Agreement”), entered into by and between the Company and Lehman Brothers Inc. and Goldman, Sachs & Co., acting as representatives of the several underwriters named therein (collectively, the “Underwriters”).  The Series No. 18 Bonds and the Series No. 19 Bonds will be issued pursuant to the Indenture, dated as of October 1, 1993 (the “Original Indenture”), as amended and supplemented, by and between the Company and U.S. Bank Trust National Association, as successor trustee (the “Trustee”), and Supplemental Indenture No. 18, dated as of August 1, 2008, by and between the Company and the Trustee (the “Supplemental Indenture” and, together with the Original Indenture, the “Indenture”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for purposes of such opinion.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that, assuming the Series No. 18 Bonds and the Series No. 19 Bonds, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For the purposes of the opinion expressed herein, we have assumed that (i) the Series No. 18 Bonds and the Series No. 19 Bonds have been duly authorized by the Company and (ii) the Supplemental Indenture will be duly executed and delivered by the Company.  We also have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

We have further assumed that (i) the Company is a corporation existing and in good standing under the laws of the State of Colorado, has all requisite power and authority, has obtained all requisite organizational, third party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform its obligations under the Indenture and the Bonds; (ii) such execution, delivery and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties; and (iii) the Indenture (a) has been (1) duly authorized by the Company and (2) executed and delivered by the Company under the laws of the State of Colorado, (b) does not violate the laws of Colorado and (c) constitutes a valid and binding obligation of the Company under Colorado law.

Our opinion with respect to the Bonds is also subject to the further assumptions that the Indenture and the filings and recordations made in connection therewith constitute, and the Bonds, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will constitute, legal, valid and binding mortgages of the Company under Colorado law, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, fraudulent conveyance and transfer, and other similar laws affecting the rights of mortgagees and creditors generally, state laws which affect the enforcement of certain remedial provisions of the Indenture, and general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity).

The opinion expressed herein is limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (Reg. No. 333-141416) (the “Registration Statement”), filed by the Company to effect the registration of the Bonds under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Opinions” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day